KELLOGG TO ACQUIRE KEEBLER

     BATTLE CREEK, Mich., Oct. 26 /PRNewswire/ -- Kellogg Company (NYSE: K) today announced it has reached agreement to acquire Keebler Foods Company in a transaction entered into with Keebler and with Flowers Industries, Inc., the majority shareholder of Keebler. Kellogg said it would pay $42 for each of Keebler's shares and assume Keebler's debt under the deal, which is expected to close during the first quarter of 2001.

                             The Keebler Acquisition

     The Kellogg-Keebler combination will create a diversified food company with $10 billion in annual sales and a unique arsenal of popular brands and spokescharacters. This portfolio of Kellogg's cereals and convenience foods and Keebler's cookies and crackers will team the popular Keebler Elves and their Hollow Tree with world-famous Kellogg icons such as Tony the Tiger and Snap! Crackle! Pop!.

     Revenue synergies should arise from enhanced distribution, marketing, and product development. Considerable cost synergies also are expected.

     Kellogg Chairman and Chief Executive Officer Carlos M. Gutierrez and Keebler CEO Sam K. Reed said they expect that benefits from the merger will include:

     * Diversification of Kellogg's portfolio into faster-growing categories.

     * Substantial sales growth potential for Kellogg's convenience foods through Keebler's direct store delivery (DSD) system.

     * New-product, cross branding, and license sharing opportunities.

     * Greater scale in all U.S. product distribution channels, including retailing, club and mass merchandising, foodservice, and vending.

     * Cost synergies from combining two grain-based, brand-based packaged food companies.

     * Greatly expanded opportunities to take advantage of Kellogg's world-class research and development resources.

     "We welcome Keebler to the Kellogg family," Gutierrez said. "Keebler is an extremely well-run company, with strong brands and a powerful DSD system. We can learn a lot from Keebler, and we believe we can strengthen both companies by bringing them together. The result should be better growth for both."

     Reed said, "The fit between these two companies is as natural as you can get. We have complementary strengths in Kellogg's traditional marketing and Keebler's in-store distribution and merchandising. Just think what our elves can do by bringing Kellogg's brands into our DSD system. We couldn't be more excited about the prospects for this uncommonly good union."

     Gutierrez further stated, "I am pleased that Sam K. Reed, David Vermylen, currently president of Keebler brands, and other key members of the Keebler management team have agreed to become part of Kellogg Company going forward."

     The acquisition requires customary regulatory approvals. Kellogg said it plans to finance the acquisition through a combination of short-term and long-term debt. The transaction is expected to be accretive to Kellogg's cash EPS in year one. Salomon Smith Barney served as financial advisor to Kellogg in the transaction. Additional advice was provided by Goldman, Sachs & Co.

                      Next Phase in Kellogg Growth Strategy

     The acquisition of Keebler is a key part of the company's recently

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announced growth strategy. Gutierrez said that while Kellogg Company has significantly improved its ability to compete over the past two years, it is now time to seek growth more aggressively.

     "We are entering the next phase in the renewal of Kellogg Company," he said. "Combining with Keebler is a significant component of this advancement, but we also need to simplify our current Kellogg business, prioritize its resources, and refuel it with a return to previous levels of marketing investment."

     Gutierrez said Kellogg's need to prioritize will result in focusing more resources on the United States and its other core markets -- the United Kingdom/Republic of Ireland, Mexico, Canada, and Australia/New Zealand. "In the United States, our largest market, we will invest strongly in building our cereal brands, continue to expand our convenience foods business, and enhance our growth through acquisitions," he said. "We will also set more realistic short-term targets and improve the profitability of non-core markets."

                               Company Information

     With annual sales of nearly $7 billion, Kellogg Company is the world's leading producer of cereal and a leading producer of convenience foods, including toaster pastries, cereal bars, frozen waffles, wholesome snacks, and meat alternatives. The Company's brands include Kellogg's, Special K, Rice Krispies, Eggo, Pop-Tarts, Nutri-Grain, Morningstar Farms, and Kashi. Kellogg icons such as Tony the Tiger and Snap! Crackle! Pop! are among the most recognized characters in advertising. Kellogg's products are manufactured in 20 countries and marketed in more than 160 countries around the world. For more information, visit Kellogg's web site at http://www.kelloggs.com .

     Keebler Foods Company and its subsidiaries constitute the second largest cookie and cracker maker in the United States with annual sales of $2.7 billion. Keebler markets its products under well-recognized brands such as Keebler, Cheez-It, Carr's, Ready Crust, Famous Amos, Murray, Austin, and Plantation.

                      Forward-Looking Statements Disclosure

     This news release contains forward-looking statements related to acquisitions and business growth. These statements are based on management's current views and assumptions regarding future business performance. Actual performance may vary due to differences in acquisition outcomes; competitive conditions; levels of marketing spending; economic factors such as energy prices, interest rates, and foreign currency translations; and other factors.

SOURCE  Kellogg Company
Web Site: http://www.kelloggs.com

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